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                                                                     EXHIBIT 99


                                 POLYCOM, INC.

                               REPORT ON FORM 8-K
                 DATE OF EARLIEST EVENT REPORTED:  MAY 14, 1996

ITEM 5    OTHER EVENTS

   On May 14, 1996, the U.S. District Court, Northern District of California, issued an order denying Polycom's motion for a preliminary injunction against U.S. Robotics. However, Polycom's litigation against U.S. Robotics for alleged infringement of the Company's design patent for the SoundStation design as well as infringement of the Company's tradedress, dilution, unfair competition and violation of the Lanham Act continues.

ITEM 7    FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

          Not Applicable